Exhibit 99.1

Offerpad Reports Third Quarter 2026 Results; Fee-Based Channels Reach 35% of Closings

TEMPE, Ariz. – November 2, 2026 – Offerpad Solutions Inc. (the “Company” or “Offerpad”) (Nasdaq: OPAD), a leading tech-enabled real estate solutions company, today reported financial results for the third quarter ended September 30, 2026.

Total real estate transactions increased for the second consecutive quarter, from 263 in Q1 to 295 in Q2 and 324 in Q3. Brokerage Services and Cash Offer Marketplace represented approximately 35% of Q3 closed transactions, and Brokerage listing signings more than doubled quarter over quarter.

For the third quarter, the Company reported revenue of $78.1 million. Total closed real estate transactions were 324, excluding Renovate. Net loss was $11.5 million, and Adjusted EBITDA was a loss of $7.5 million. Gross profit was $6.5 million, with gross margin of 8.3%. Contribution profit after interest per real estate transaction was approximately $12,900, near Q2 levels and about double the prior-year quarter.

Offerpad acquired 605 homes in Q3. Purchases were concentrated in markets where homes were still selling at a pace that met the Company’s requirements, and aged homes represented 2.6% of inventory at quarter-end, below the Company’s 10% threshold. That inventory is expected to provide a pipeline of dispositions through the rest of 2026 and into early 2027.

“Mortgage rates rose more than 70 basis points from mid-August to early October, putting additional pressure on housing affordability and slowing buyer demand,” said Brian Bair, Chairman and Chief Executive Officer of Offerpad. “As homes took longer to sell, we adjusted our acquisition criteria to require higher expected returns and became more selective about new purchases, while serving more sellers through Cash Offer Marketplace and Brokerage Services. Having multiple ways to serve homeowners gives us flexibility to keep growing transactions while maintaining capital discipline.”

Offerpad ended the third quarter with $12.1 million in unrestricted cash and an estimated $55 million of equity in inventory. As homes sell, proceeds first repay the associated inventory financing, with the remaining capital returning to the business to support liquidity, operations and future purchases.

“Our focus is converting inventory into cash and continuing to optimize our cost base,” said Andrew Pieper, Interim Chief Financial Officer. “Together, we expect those actions to continue to support liquidity and lower the transaction volume required to reach Adjusted EBITDA breakeven.”

Looking Ahead

Offerpad now expects to achieve a positive Adjusted EBITDA run rate as it exits Q2 2027, compared with its previous expectation of exiting 2026 at that level. The updated timeline reflects the expected sale of inventory acquired in Q3, the contribution from higher-return purchases as those homes sell, and the phased impact of cost savings.

For Q4 2026, Offerpad expects 400 to 475 closed real estate transactions and revenue of $100 million to $120 million, with a sequential improvement in Adjusted EBITDA.

The outlook assumes mortgage rates remain near current levels and does not assume rate relief.

Additional information, including quarterly financial materials, is available at investor.offerpad.com.

Q3 2026 Financial Results (year over year)

	Q3 2026	Q3 2025	Percentage Change
Homes acquired	605	203	198%
Homes sold	210	367	(43%)
Total real estate transactions[1]	324	474	(32%)
Revenue	$78.1M	$132.7M	(41%)
Gross profit	$6.5M	$9.3M	(30%)
Net loss	($11.5M)	($11.6M)	1%
Adjusted EBITDA	($7.5M)	($4.6M)	(65%)
Diluted net loss per share	($2.30)	($3.71)	38%
Gross profit per home sold	$30,900	$25,400	22%
Gross profit per real estate transaction	$20,000	$19,700	2%
Contribution profit after interest per home sold	$19,800	$8,200	141%
Contribution profit after interest per real estate transaction	$12,900	$6,400	102%
Cash and cash equivalents	$12.1M	$31.0M	(61%)

1 Total real estate transactions represents the total number of closed real estate transactions including Cash Offer homes sold, Cash Offer Marketplace transactions, and listings closed under our Brokerage Services solutions.

Additional information regarding Offerpad’s third quarter of 2026 financial results and management commentary can be found by accessing the Company’s Quarterly Shareholder presentation on the Offerpad investor relations website.

Fourth Quarter 2026 Outlook

Offerpad is providing its fourth quarter outlook for 2026 as follows:

Q4 2026 Outlook
Real estate transactions	400 to 475
Revenue	$100M to $120M
Adjusted EBITDA[2]	Improve Sequentially

2 See Non-GAAP financial measures below for an explanation of why a reconciliation of this guidance cannot be provided.

Conference Call and Webcast Details

Brian Bair, Chairman and CEO, and Andrew Pieper, Interim CFO, will host a conference call and accompanying webcast on November 2, 2026, at 4:30 p.m. ET. The webcast can be accessed on Offerpad’s Investor Relations website. Those interested can register here. Access to a replay of the webcast will be available from the same website address shortly after the live webcast concludes.

About Offerpad

Offerpad Solutions Inc. (Nasdaq: OPAD) is a real estate solutions company focused on giving homeowners more control, flexibility, and choice when buying and selling a home. The Company provides Cash Offers, Brokerage Services, access to additional cash buyers through marketplace-enabled capabilities, and renovation services that support both internal transactions and third-party partners.

Founded in 2015, the Company combines proprietary technology with local real estate expertise to simplify how homes are bought and sold, helping every homeowner move forward with greater clarity and confidence. Learn more at www.offerpad.com.

Contact:

Cortney Read

VP Investor Relations & Communications

investors@offerpad.com

#OPAD_IR

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Offerpad’s future financial or operating performance. For example, statements regarding Offerpad’s financial outlook, including transactions across Cash Offer, Cash Offer Marketplace and Brokerage Services, revenue, and Adjusted EBITDA, and expectations regarding cost structure, run-rate, profitability, operating leverage, transaction demand and volume, the availability and expected use of real estate inventory, signed contracts, closing periods, conversion, growth and AI capabilities are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, Offerpad’s ability to respond to general economic conditions; the health of the U.S. residential real estate industry; real estate inventory; Offerpad’s ability to successfully launch, market to customers, manage or expand its products and services; Offerpad’s ability to grow market share in its existing markets or any new markets it may enter; Offerpad’s ability to grow effectively; Offerpad’s ability to achieve and maintain profitability in the future; Offerpad’s underwriting process, ability to accurately value and manage real estate inventory, maintain an adequate and desirable supply of real estate inventory, and manage renovations; Offerpad’s ability to manage, develop and refine its technology platform; the success of strategic relationships with third parties; Offerpad’s transfer to The Nasdaq Stock Market LLC and ability to meet continued listing standards; macroeconomic trends, including due to conflict in the Middle East; and Offerpad’s ability to use net operating loss carryforwards and other tax attributes due to ownership changes. These and other important factors discussed under the caption “Risk Factors” in Offerpad’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on February 24, 2026, and Offerpad’s other reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Offerpad and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Offerpad undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERPAD SOLUTIONS INC.

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
(in thousands, except per share data) (Unaudited)	2026	2025
Revenue	$78,069	$132,681
Cost of revenue	71,573	123,345
Gross profit	6,496	9,336
Operating expenses:
Sales, marketing and operating	8,292	10,141
General and administrative	6,574	5,149
Technology and development	985	788
Total operating expenses	15,851	16,078
Loss from operations	(9,355)	(6,742)
Other income (expense):
Change in fair value and expiration of warrant liabilities	69	(987)
Interest expense	(2,227)	(3,646)
Other income, net	71	151
Total other expense	(2,087)	(4,482)
Loss before income taxes	(11,442)	(11,224)
Income tax expense	(10)	(380)
Net loss	$(11,452)	$(11,604)
Net loss per share, basic	$(2.30)	$(3.71)
Net loss per share, diluted	$(2.30)	$(3.71)
Weighted average common shares outstanding, basic	4,983	3,128
Weighted average common shares outstanding, diluted	4,983	3,128

OFFERPAD SOLUTIONS INC.

Condensed Consolidated Balance Sheets

	As of September 30,	As of December 31,
(in thousands, except par value per share) (Unaudited)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$12,106	$26,543
Restricted cash	2,356	1,627
Accounts receivable	5,434	7,938
Real estate inventory	231,121	93,793
Prepaid expenses and other current assets	1,528	1,792
Total current assets	252,545	131,693
Property and equipment, net	13,699	14,673
Other non-current assets	7,928	8,405
TOTAL ASSETS	$274,172	$154,771
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,585	$1,667
Accrued and other current liabilities	9,289	8,698
Secured credit facilities and other debt, net	197,755	75,494
Secured credit facilities with a related party, net	3,429	2,582
Warrant liabilities	—	361
Total current liabilities	214,058	88,802
Revolving credit facility, net	19,715	14,650
Other long-term liabilities	12,314	13,100
Total liabilities	246,087	116,552
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.0001 par value; 2,000,000 shares authorized; 5,138 and 3,721 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1	—
Additional paid-in capital	565,387	544,649
Accumulated deficit	(537,303)	(506,430)
Total stockholders’ equity	28,085	38,219
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$274,172	$154,771

OFFERPAD SOLUTIONS INC.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in thousands) (Unaudited)	2026	2025
Cash flows from operating activities:
Net loss	$(30,873)	$(37,564)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	851	712
Amortization of debt financing costs	285	700
Real estate inventory valuation adjustment	946	4,801
Stock-based compensation	2,940	3,854
Change in fair value and expiration of warrant liabilities	(361)	915
Loss on disposal of property and equipment	132	162
Changes in operating assets and liabilities:
Accounts receivable	2,504	(3,540)
Real estate inventory	(138,274)	47,006
Prepaid expenses and other assets	741	1,529
Accounts payable	1,918	(10)
Accrued and other liabilities	(195)	(2,258)
Net cash (used in) provided by operating activities	(159,386)	16,307
Cash flows from investing activities:
Purchases of property and equipment	(66)	(1,079)
Proceeds from sale of property and equipment	57	19
Net cash used in investing activities	(9)	(1,060)
Cash flows from financing activities:
Borrowings from secured credit facilities and other debt	295,706	360,641
Repayments of secured credit facilities and other debt	(172,679)	(456,293)
Payment of debt financing costs	(139)	(486)
Borrowings on revolving credit facility	5,000	15,000
Proceeds from January 2026 Offering	18,000	—
Issuance costs of January 2026 Offering	(1,187)	—
Proceeds from Sale Agreement offering	1,343	21,718
Issuance costs of Sale Agreement offering	(96)	(938)
Proceeds from July 2025 Offering	—	6,000
Issuance costs of July 2025 Offering	—	(839)
Proceeds from exercise of stock options	—	168
Payments for taxes related to stock-based awards	(261)	(200)
Net cash provided by (used in) financing activities	145,687	(55,229)
Net change in cash, cash equivalents and restricted cash	(13,708)	(39,982)
Cash, cash equivalents and restricted cash, beginning of period	28,170	73,626
Cash, cash equivalents and restricted cash, end of period	$14,462	$33,644
Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
Cash and cash equivalents	$12,106	$30,959
Restricted cash	2,356	2,685
Total cash, cash equivalents and restricted cash	$14,462	$33,644
Supplemental disclosure of cash flow information:
Cash payments for interest	$6,199	$12,958
Cash payments for taxes, net	$114	$392

Non-GAAP Financial Measures

In addition to Offerpad’s results of operations above, Offerpad reports certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing Offerpad’s operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income.

Offerpad may calculate or present its non-GAAP financial measures differently than other companies that report measures with similar titles and, as a result, the non-GAAP financial measures Offerpad reports may not be comparable with those of companies in Offerpad’s industry or in other industries. Offerpad has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted net income (loss) within this press release because Offerpad is unable to calculate certain reconciling items without making unreasonable efforts. These items, which include, but are not limited to, stock-based compensation with respect to future grants and forfeitures, could materially affect the computation of forward-looking net income (loss), are inherently uncertain and depend on various factors, some of which are outside of Offerpad’s control.

Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)

To provide investors with additional information regarding Offerpad’s margins, Offerpad has included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. Offerpad believes that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit-level economics and operating performance across Offerpad’s markets. Each of these measures is intended to present the economics related to the number of homes sold or other real estate transactions during a given period. Offerpad does so by including revenue generated from its Cash Offer, Cash Offer Marketplace, and Brokerage Services solutions in the period and only the expenses that are directly attributable to these transactions, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in real estate inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities and other senior secured debt) attributable to homes sold during a reporting period. Offerpad believes these measures facilitate meaningful period over period comparisons and illustrate Offerpad’s ability to generate returns on its homes sold and other real estate transactions after considering the costs directly related to such transactions in a presented period.

Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of Offerpad’s operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in real estate inventory at the end of the period, costs required to be recorded under GAAP in the same period.

Accordingly, these measures should not be considered in isolation or as a substitute for analysis of Offerpad’s results as reported under GAAP. Offerpad includes a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.

Adjusted Gross Profit / Margin

Offerpad calculates Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net real estate inventory valuation adjustment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net real estate inventory valuation adjustment is calculated by adding back the real estate inventory valuation adjustment charges recorded during the period on homes that remain in real estate inventory at period end and subtracting the real estate inventory valuation adjustment charges recorded in prior periods on homes sold in the current period. Offerpad defines Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

Offerpad views this metric as an important measure of business performance, as it captures gross margin performance isolated to real estate transactions in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.

Contribution Profit / Margin

Offerpad calculates Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing and operating, plus (4) other income, net, which is primarily composed of interest income earned on our cash and cash equivalents. The composition of Offerpad’s holding costs is described in the footnotes to the reconciliation table below. Offerpad defines Contribution Margin as Contribution Profit as a percentage of revenue.

Offerpad views this metric as an important measure of business performance as it captures the unit-level performance isolated to real estate transactions in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort.

Contribution Profit / Margin After Interest

Offerpad defines Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in cost of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under Offerpad’s senior and mezzanine secured credit facilities and other senior secured debt incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Offerpad’s senior and mezzanine secured credit facilities and other senior secured debt are secured by its homes in real estate inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. Offerpad defines Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.

Offerpad views this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

The following table presents a reconciliation of Offerpad’s Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to Offerpad’s Gross Profit, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
(in thousands, except percentages, homes sold, and real estate transactions, unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Gross profit (GAAP)	$6,496	$7,117	$9,336
Gross margin	8.3%	9.2%	7.0%
Homes sold	210	206	367
Gross profit per home sold	$30.9	$34.5	$25.4
Total real estate transactions (1)	324	295	474
Gross profit per real estate transaction	$20.0	$24.1	$19.7
Adjustments:
Real estate inventory valuation adjustment - current period (2)	285	247	2,005
Real estate inventory valuation adjustment - prior period (3)	(313)	(529)	(1,056)
Interest expense capitalized (4)	479	501	951
Adjusted gross profit	$6,947	$7,336	$11,236
Adjusted gross margin	8.9%	9.4%	8.5%
Adjustments:
Direct selling costs (5)	(1,723)	(1,809)	(3,471)
Holding costs on sales - current period (6)(7)	(195)	(210)	(436)
Holding costs on sales - prior period (6)(8)	(109)	(246)	(435)
Other income, net (9)	71	231	151
Contribution profit	$4,991	$5,302	$7,045
Contribution margin	6.4%	6.8%	5.3%
Homes sold	210	206	367
Contribution profit per home sold	$23.8	$25.7	$19.2
Total real estate transactions (1)	324	295	474
Contribution profit per real estate transaction	$15.4	$18.0	$14.9
Adjustments:
Interest expense capitalized (4)	(479)	(501)	(951)
Interest expense on homes sold - current period (10)	(91)	(234)	(1,252)
Interest expense on homes sold - prior period (11)	(254)	(570)	(1,823)
Contribution profit after interest	$4,167	$3,997	$3,019
Contribution margin after interest	5.3%	5.1%	2.3%
Homes sold	210	206	367
Contribution profit after interest per home sold	$19.8	$19.4	$8.2
Total real estate transactions (1)	324	295	474
Contribution profit after interest per real estate transaction	$12.9	$13.5	$6.4
(1)
Total real estate transactions represents the total number of closed real estate transactions including Cash Offer homes sold, Cash Offer Marketplace transactions, and listings closed under our Brokerage Services solutions.
(2)
Real estate inventory valuation adjustment – current period represents the real estate inventory valuation adjustments recorded during the period presented associated with homes that remain in real estate inventory at period end.
(3)
Real estate inventory valuation adjustment – prior period represents the real estate inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4)
Interest expense capitalized represents all interest related costs under our senior and mezzanine secured credit facilities and other senior secured debt, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.
(5)
Direct selling costs represent selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.
(6)
Holding costs primarily include insurance, utilities, homeowners association dues, property taxes, cleaning, and maintenance costs.
(7)
Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing and operating on the Condensed Consolidated Statements of Operations.
(8)
Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing and operating on the Condensed Consolidated Statements of Operations.
(9)
Other income, net principally represents interest income earned on our cash and cash equivalents.
(10)
Represents interest expense under our senior and mezzanine secured credit facilities and other senior secured debt incurred on homes sold in the period presented and expensed to interest expense on the Condensed Consolidated Statements of Operations.
(11)
Represents interest expense under our senior and mezzanine secured credit facilities and other senior secured debt incurred in prior periods on homes sold in the period presented and expensed to interest expense on the Condensed Consolidated Statements of Operations.

Adjusted Net Income (Loss) and Adjusted EBITDA

Offerpad also presents Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures, which the management team uses to assess Offerpad’s underlying financial performance. Offerpad believes these measures provide insight into period over period performance, adjusted for non-recurring or non-cash items.

Offerpad calculates Adjusted Net Income (Loss) as GAAP Net Income (Loss) adjusted for the change in fair value and expiration of warrant liabilities. Offerpad defines Adjusted Net Income (Loss) Margin as Adjusted Net Income (Loss) as a percentage of revenue.

Offerpad calculates Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for interest expense, amortization of capitalized interest, taxes, depreciation and amortization and stock-based compensation expense. Offerpad defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental to Offerpad’s operating performance measures calculated in accordance with GAAP and have important limitations. For example, Adjusted Net Income (Loss) and Adjusted EBITDA exclude the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in Offerpad’s industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of Offerpad’s results as reported under GAAP.

The following table presents a reconciliation of Offerpad’s Adjusted Net Income (Loss) and Adjusted EBITDA to its GAAP Net Income (Loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
(in thousands, except percentages, unaudited)	September 30, 2026	June 30, 2026	September 30, 2025
Net loss (GAAP)	$(11,452)	$(9,288)	$(11,604)
Change in fair value and expiration of warrant liabilities	(69)	(123)	987
Adjusted net loss	$(11,521)	$(9,411)	$(10,617)
Adjusted net loss margin	(14.8%)	(12.1%)	(8.0%)
Adjustments:
Interest expense	2,227	1,387	3,646
Amortization of capitalized interest (1)	479	501	951
Income tax expense	10	16	380
Depreciation	279	285	253
Stock-based compensation	986	1,012	815
Adjusted EBITDA	$(7,540)	$(6,210)	$(4,572)
Adjusted EBITDA margin	(9.7%)	(8.0%)	(3.4%)

(1) Amortization of capitalized interest represents all interest related costs under our senior and mezzanine secured credit facilities and other senior secured debt, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.